UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 4, 2013
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)

(210) 626-6000
(Registrant's telephone number,
including area code)

Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement of Tesoro Corporation

On January 4, 2013, Tesoro Corporation (the “Company” or “Tesoro”) amended and restated the Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) dated March 16, 2011 (as amended, the “Sixth Amended and Restated Credit Agreement”) with a syndicate of banks and financial institutions, including JPMorgan Chase Bank as administrative agent. The Sixth Amended and Restated Credit Agreement provides for total available revolving capacity of $1.85 billion as of the closing date and contemplates the capacity being automatically increased, subject to satisfaction of certain customary conditions and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the contemplated acquisition by Tesoro Refining & Marketing Company LLC of BP's integrated Southern California refining and marketing business, to an aggregate of $3.0 billion (the date of such capacity increase, the “Increase Effective Date”). Further, the Sixth Amended and Restated Credit Agreement allows for the Company to request that the capacity be increased up to an aggregate of $4.0 billion, subject to receiving increased commitments from members of the lending group or other financial institutions. The Sixth Amended and Restated Credit Agreement requires that, once the Increase Effective Date has occurred, the Company will offer to reduce the commitments by at least $500 million on or prior to the 18 month anniversary of the Increase Effective Date and by an additional $500 million on or prior to the two year anniversary of the Increase Effective Date.

The Sixth Amended and Restated Credit Agreement is guaranteed by substantially all of Tesoro's active domestic subsidiaries, excluding Tesoro Logistics GP, Tesoro Logistics LP and its subsidiaries, and certain foreign subsidiaries. The Sixth Amended and Restated Credit Agreement is secured by substantially all of Tesoro's active domestic subsidiaries' crude oil and refined product inventories, cash and receivables. Consistent with the Credit Agreement, borrowings available under the Sixth Amended and Restated Credit Agreement are up to the lesser of the total available revolving capacity or the amount of a periodically adjusted borrowing base, consisting of Tesoro's eligible cash and cash equivalents, receivables and petroleum inventories as defined, net of the standard reserve as defined.

The Sixth Amended and Restated Credit Agreement is scheduled to mature, and the commitments thereunder will terminate, on January 4, 2018.

Borrowings bear interest at either a base rate (3.25% at January 4, 2013) or a 30 day Eurodollar (LIBOR) rate (0.21% at January 4, 2013), plus an applicable margin. The applicable margin at January 4, 2013, was 1.50% in the case of the Eurodollar rate but varies based upon credit ratings. The annual rate of commitment fees also varies based on credit ratings and ranges from 0.375% to 0.50%. At January 4, 2013, the annual rate of commitment fees was 0.375%.

The Sixth Amended and Restated Credit Agreement retains affirmative and negative covenants that, among other things, limit or restrict the Company's ability (as well as those of the Company's subsidiaries) to:

•	pay dividends and make other distributions with respect to our capital stock and purchase, redeem or retire our capital stock;

•	incur additional indebtedness and issue preferred stock;

•	sell assets unless the proceeds from those sales are used to repay debt or are reinvested in our business;

•	incur liens on assets to secure certain debt;

•	engage in certain business activities;

•	make certain payments and distributions from our subsidiaries;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into transactions with affiliates.

Tesoro is also required to maintain specified levels of fixed charge coverage and tangible net worth. The foregoing description of the Sixth Amended and Restated Credit Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Sixth Amended and Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Amended and Restated Credit Agreement of Tesoro Logistics LP

Effective January 4, 2013, Tesoro Logistics LP (“TLLP” or the “Partnership”) entered into an amended and restated senior secured revolving credit agreement (the “Amended and Restated TLLP Credit Agreement”) with Bank of America, N.A., as administrative agent, and a syndicate of banks and financial institutions as lenders. The Amended and Restated TLLP Credit Agreement increases total revolving loan availability under the facility from $300 million to $500 million and permits the Partnership to request that the availability be increased up to an aggregate of $650 million, subject to receiving increased commitments from the lenders. The Amended and Restated TLLP Credit Agreement is guaranteed by all of the Partnership's subsidiaries and secured by substantially all of the assets of the Partnership and its subsidiaries. The Amended and Restated TLLP Credit Agreement is scheduled to mature on December 31, 2017.

Borrowings under the Amended and Restated TLLP Credit Agreement will bear interest at either a base rate (3.25% at January 4, 2013), plus the applicable margin, or a Eurodollar rate (0.21% at January 4, 2013), plus an applicable margin. The applicable margin at January 4, 2013, was 1.25% in the case of the base rate and 2.25% in the case of the Eurodollar rate but will generally vary based upon the Partnership's Consolidated Leverage Ratio, as defined in the Amended and Restated TLLP Credit Agreement.

The Amended and Restated TLLP Credit Agreement retains customary affirmative and negative covenants that, among other things, limit or restrict the Partnership's ability (as well as the ability of the Partnership's subsidiaries) to:

•	incur additional debt, subject to customary carve outs for certain permitted additional debt, or incur certain liens on assets, subject to customary carve outs for certain permitted liens;

•
make certain cash distributions, provided that we may make quarterly distributions of available cash so long as no default under the Amended and Restated TLLP Credit Agreement then exists or would result therefrom, and provided that no more than $20 million may be drawn on the revolving credit facility to fund such quarterly distributions;

•	dispose of assets in excess of an annual threshold amount;

•	make certain amendments, modifications or supplements to organization documents and material contracts;

•	engage in certain business activities;

•	engage in certain mergers or consolidations and transfers of assets; and

•	enter into non-arm's-length transactions with affiliates.

The Amended and Restated TLLP Credit Agreement also retains financial covenants. Under these covenants, the Partnership cannot:

•
permit the ratio of the Partnership's consolidated EBITDA to the Partnership's consolidated interest charges as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be less than 2.50 to 1.00;

•
permit the ratio of the Partnership's consolidated funded debt to the Partnership's consolidated EBITDA as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be greater than 5.50 to 1.00 during a temporary period from the date of consummation of certain acquisitions (as described in the Amended and Restated TLLP Credit Agreement) until the last day of the third consecutive quarter following such acquisitions, and greater than 5.00 to 1.00 at all other times; or

•
permit the ratio of the Partnership's senior consolidated funded debt to the Partnership's consolidated EBITDA as of the end of any fiscal quarter, for the immediately preceding four quarter period, to be greater than 4.00 to 1.00 during a temporary period from the date of consummation of certain acquisitions (as described in the Amended and Restated TLLP Credit Agreement) until the last day of the third consecutive quarter following such acquisitions, and greater than 3.50 to 1.00 at all other times.

The foregoing description of the Amended and Restated TLLP Credit Agreement is summary in nature and is qualified in its entirety by reference to the full text of the Amended and Restated TLLP Credit Agreement, a copy of which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Sixth Amended and Restated Credit Agreement, dated as of January 4, 2013, among Tesoro Corporation, JPMorgan Chase Bank, National Association, as administrative agent, and the financial institutions from time to time parties thereto.

10.2
Amended and Restated Credit Agreement, dated as of January 4, 2013, among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, L/C Issuer and lender, and the other lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: January 7, 2013

TESORO CORPORATION
By:	/s/ G. SCOTT SPENDLOVE
G. Scott Spendlove
Senior Vice President and Chief Financial Officer

Index to Exhibits

Exhibit Number	Description

10.1
Sixth Amended and Restated Credit Agreement, dated as of January 4, 2013, among Tesoro Corporation, JPMorgan Chase Bank, National Association, as administrative agent, and the financial institutions from time to time parties thereto.

10.2
Amended and Restated Credit Agreement, dated as of January 4, 2013, among Tesoro Logistics LP, Bank of America, N.A., as administrative agent, L/C Issuer and lender, and the other lenders party thereto.